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                                                                   Exhibit 10(i)


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 8 to the Registration Statement No. 333-11131 of The New England Variable Account of our report dated February 9, 2001 relating to the consolidated financial statements of Metropolitan Life Insurance Company and of our report dated April 26, 2001 relating to the financial statements of The New England Variable Account appearing in the Statement of Additional Information, which is part of such Registration Statement.

We also consent to the reference to us under the "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
New York, New York
April 26, 2001